Exhibit 99.1

Company Contact: James S. Scully Chief Administrative Officer and Chief Financial Officer (212) 209-8040 Investor Contact: Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS

Third Quarter Revenues Increase 4% to $429.3 million;

Third Quarter Diluted Earnings Per Share of $0.58

New York, NY – November 23, 2010 – J.Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (third quarter) and nine months (first nine months) ended October 30, 2010. The Company also issued a separate press release today announcing that it has entered into a definitive agreement to be acquired by funds affiliated with TPG Capital and Leonard Green & Partners, L.P.

Third Quarter highlights:

•

Revenues increased 4% to $429.3 million. Store sales increased 1% to $303.3 million, with comparable store sales decreasing 1%. Comparable store sales increased 8% in the third quarter of fiscal 2009. Direct sales (Internet and Phone) rose 12% to $117.9 million. Direct sales increased 4% to $105.5 million in the third quarter of fiscal 2009.

•	Gross margin decreased to 43.5% of revenues from 48.4% of revenues in the third quarter of fiscal 2009.

•

Operating income decreased to $64.1 million, or 14.9% of revenues, compared to $75.2 million, or 18.2% of revenues, in the third quarter of fiscal 2009. Operating income reflects a $10.2 million decrease in share-based and incentive compensation compared to the third quarter last year.

•	Interest expense of $2.1 million includes a non-cash charge of $1.4 million representing the remaining unamortized deferred financing costs incurred under the term loan.

•	Net income was $37.8 million, or $0.58 per diluted share, compared to $43.9 million, or $0.67 per diluted share, in the third quarter of fiscal 2009.

First Nine Months highlights:

•

Revenues increased 12% to $1,250.7 million. Store sales increased 11% to $888.2 million, with comparable store sales increasing 8%. Comparable store sales decreased 0.4% in the first nine months of fiscal 2009. Direct sales rose 16% to $334.8 million. Direct sales increased 1% to $289.0 million in the first nine months of fiscal 2009.

•	Gross margin increased to 45.6% of revenues from 44.2% of revenues in the first nine months of fiscal 2009.

•

Operating income increased to $198.5 million, or 15.9% of revenues, compared to $142.7 million, or 12.8% of revenues, in the first nine months of fiscal 2009. Operating income reflects a $10.1 million decrease in share-based and incentive compensation compared to the first nine months last year. Operating income in the first nine months of fiscal 2009 includes charges of approximately $5.3 million related to our workforce reduction, underperforming stores and lease termination actions.

•	Interest expense of $3.4 million includes a non-cash charge of $1.4 million representing the remaining unamortized deferred financing costs incurred under the term loan.

•	Net income was $117.5 million, or $1.78 per diluted share, compared to $82.9 million, or $1.29 per diluted share, in the first nine months of fiscal 2009.

Balance Sheet highlights as of October 30, 2010:

•	Cash and cash equivalents were $311.7 million at the end of the third quarter compared to $246.8 million at the end of the third quarter of fiscal 2009.

•

Inventories at the end of the quarter were $261.0 million, compared to $223.9 million at the end of the third quarter of fiscal 2009. Inventory per square foot at the end of the quarter increased 14% compared to the end of the third quarter of fiscal 2009.

•

On August 31, 2010, the Company made a voluntary prepayment of $49.2 million representing the remaining principal amount outstanding under the term loan. Therefore, there was no debt outstanding at the end of the third quarter compared to $99.5 million at the end of the third quarter of fiscal 2009.

Guidance

For fiscal 2010 the Company currently expects diluted earnings per share in the range of $2.08 to $2.13, as compared to its previous guidance range of $2.25 to $2.35 and fiscal 2009 diluted earnings per share of $1.91.

Conference Call Information

A listen-only call offering additional comments on third quarter results and this morning’s transaction announcement will be available to all investors starting at 11:00 AM Eastern Time this morning. Callers may listen to this call by dialing (800) 642-1687, or (706) 645-9291 outside the U.S. and Canada, and by referencing conference ID 27737604. The listen-only call will also be webcast on the ‘Investor Relations’ section of the Company’s website at www.jcrew.com. The listen-only call will be available until November 30, 2010.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 23, 2010, the Company operates 250 retail stores (including 221 J.Crew retail stores, 9 crewcuts and 20 Madewell stores), the J. Crew catalog business, jcrew.com, madewell.com and 85 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share data)	Three Months Ended October 30, 2010	Three Months Ended October 31, 2009	Nine Months Ended October 30, 2010	Nine Months Ended October 31, 2009

Net sales
Stores	$303,252	$300,066	$888,231	$799,871
Direct	117,940	105,480	334,806	289,012

	421,192	405,546	1,223,037	1,088,883
Other	8,137	8,563	27,690	28,551

Total Revenues	429,329	414,109	1,250,727	1,117,434

Costs of goods sold, buying and occupancy costs	242,708	213,682	679,955	623,844

Gross profit	186,621	200,427	570,772	493,590
As a percent of revenues	43.5%	48.4%	45.6%	44.2%

Selling, general and administrative expenses	122,566	125,241	372,286	350,924
As a percent of revenues	28.5%	30.2%	29.8%	31.4%

Operating income	64,055	75,186	198,486	142,666
As a percent of revenues	14.9%	18.2%	15.9%	12.8%

Interest expense, net	2,127	1,052	3,386	3,207

Income before income taxes	61,928	74,134	195,100	139,459

Provision for income taxes	24,095	30,265	77,632	56,535

Net income	$37,833	$43,869	$117,468	$82,924

Income per share:
Basic	$0.60	$0.70	$1.85	$1.33
Diluted	$0.58	$0.67	$1.78	$1.29

Weighted average shares outstanding:
Basic	63,512	62,775	63,330	62,406
Diluted	65,741	65,223	65,823	64,317

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	October 30, 2010	January 30, 2010	October 31, 2009

Assets
Current assets:
Cash and cash equivalents	$311,702	$298,107	$246,785
Inventories	260,969	190,231	223,894
Prepaid expenses and other current assets	35,543	29,522	30,027
Prepaid income taxes	1,930	1,455	—

Total current assets	610,144	519,315	500,706

Property and equipment, net	195,873	194,615	198,086

Other assets	22,780	24,628	19,683

Total assets	$828,797	$738,558	$718,475

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$144,610	$127,733	$117,823
Other current liabilities	99,026	106,652	92,022
Current portion of long-term debt	—	—	1,028
Deferred income taxes, net	958	958	4,049

Total current liabilities	244,594	235,343	214,922

Long-term debt	—	49,229	98,458

Deferred credits	67,058	67,646	69,015

Other liabilities	9,521	10,462	6,817

Stockholders’ equity	507,624	375,878	329,263

Total liabilities and stockholders’ equity	$828,797	$738,558	$718,475

Exhibit (3)

Actual and Projected Store Count and Square Footage (Note 1)

Fiscal 2010 Quarter	Total stores open at beginning of the quarter	(Note 2) Number of stores opened during the quarter	(Note 2) Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	321	4	0	325
2nd Quarter (Actual)	325	3	1	327
3rd Quarter (Actual)	327	4	0	331
4th Quarter (Projected)	331	4	0	335

Fiscal 2010 Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,958,140	20,168	(615)	1,977,693
2nd Quarter (Actual)	1,977,693	12,631	(7,822)	1,982,502
3rd Quarter (Actual)	1,982,502	14,257	0	1,996,759
4th Quarter (Projected)	1,996,759	22,877	0	2,019,636

Note 1 – Store count and square footage summary excludes three clearance store locations. Above summary includes one factory store and one retail store that are temporarily closed at the time of this announcement.

Note 2 – Actual and Projected number of stores opened and closed during Fiscal 2010 by quarter:

1st Quarter—opened two retail and two factory stores (Actual).

2nd Quarter—opened one retail, one factory and one Madewell store; closed one retail store (Actual).

3rd Quarter—opened two retail, one factory and one Madewell store (Actual).

4th Quarter—plan to open two factory, one factory crewcuts and one Madewell store (Projected).